FOR IMMEDIATE RELEASE

NEWS

New York Stock Exchange
•	Common	-	MHR
American Stock Exchange
•	Bonds	-	MHR.B
•	Warrants	-	MHR/WS/A

MAGNUM HUNTER ANNOUNCES PROPOSED PRIVATE
OFFERING OF SENIOR UNSECURED CONVERTIBLE NOTES

Irving, Texas, December 10, 2003, Magnum Hunter Resources, Inc. (“Magnum Hunter”) announced today that it is launching a private placement of $100 million in Senior Unsecured Convertible Notes (the “Notes”), subject to market and other conditions. Magnum Hunter may raise up to an additional $25 million if the initial purchasers exercise their right to acquire additional Notes in connection with the offering.

The Notes will be convertible into a combination of cash and common stock of Magnum Hunter upon the happening of certain events. The Notes will have a final maturity in year 2023. In general, upon conversion of a Note the holder of such Note would receive cash equal to the principal amount of the Note and Magnum Hunter common stock for the Note’s conversion value in excess of such principal amount. Magnum Hunter expects to use substantially all the net proceeds from the offering to repay outstanding indebtedness under Magnum Hunter’s revolving credit facility that was recently increased to allow for the redemption of all of its 10% Senior Unsecured Notes due 2007. It is anticipated the Notes will rank equally and ratably with all other senior unsecured indebtedness of Magnum Hunter.

The Notes and common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act of 1933, as amended. The press release shall not constitute an offer to sell or the solicitation of an offer to buy. Securities laws applicable to private placements under Rule 144A limit the extent of information that can be provided at this time.

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The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Magnum Hunter Resources, Inc.’s business and prospects, are subject to a number of risks, including volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploration and development drilling, uncertainties about estimates of reserves, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company’s reports that are available from the SEC.

FOR FURTHER INFORMATION CONTACT: M. BRADLEY DAVIS
SENIOR VICE PRESIDENT-CAPITAL MARKETS (972) 401-0752